Exhibit 99.1

The First Bancorp Declares Quarterly Dividend of 24 Cents per Share
DAMARISCOTTA, Maine - (BUSINESS WIRE) - December 21, 2017 - The Board of Directors of The First Bancorp (NASDAQ: FNLC), the parent company of First National Bank, today declared a quarterly dividend of 24 cents per share. This fourth-quarter dividend is payable January 31, 2018, to shareholders of record as of January 8, 2018. Based on the December 20, 2017 closing price of $29.10 per share, the annualized dividend of 96 cents per share translates into a yield of 3.30%.
“Strong growth on both sides of the balance sheet has been the primary reason for the record results we have produced in the first three quarters of 2017,” noted President & Chief Executive Officer, Tony C. McKim. “The Company’s Board of Directors continues to view it appropriate to share these strong earnings with our shareholders in the form of cash dividends. Our generous dividend payout is very important to our shareholders and we recognize that it remains a key component in our total return and the valuation of our shares.”
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for First National Bank. Founded in 1864, the Bank serves Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of First National Bank, provides investment advisory, private banking and trust services from five offices in Lincoln, Knox, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
For more information, please contact F. Stephen Ward, the First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3272.